Exhibit 99.1

Sent via Electronic Delivery to: agovil@ducon.com

April 21, 2020

Mr. Aron Govil

Chief Financial Officer

Cemtrex Inc.

276 Greenpoint Ave BLD 8 Suite 208

Brooklyn, New York 11222

Re:	Cemtrex Inc. (the “Company”)
Nasdaq Security: Common Stock
Nasdaq Symbol: CETX

Dear Mr. Govil:

As we discussed, our Listing Rules (the “Rules”) require listed securities to maintain a minimum bid price of $1 per share. Based upon the closing bid price for the last 30 consecutive business days, the Company no longer meets this requirement.1 However, the Rules also provide the Company a compliance period of 180 calendar days in which to regain compliance.

However, the last few weeks have been marked by unprecedented turmoil in U.S. and world financial markets. While the equity markets have functioned well, this turmoil has significantly impacted investor confidence resulting in depressed prices for companies that otherwise remain suitable for continued listing.

Given these extraordinary market conditions, Nasdaq has determined to toll the compliance periods for the bid price and market value of publicly held shares (“MVPHS”) requirements (collectively, the “Price-based Requirements”) through June 30, 2020. In that regard, on April 16, 2020, Nasdaq filed an immediately effective rule change with the Securities and Exchange Commission.2 As a result, the compliance periods for the Price-based Requirements will be reinstated on July 1, 2020.

If at any time during this tolling period or 180 day period the closing bid price of the Company’s security is at least $1 for a minimum of ten consecutive business days, we will provide you written confirmation of compliance and this matter will be closed. Please note that if the Company chooses to implement a reverse stock split, it must complete the split no later than ten business days prior to the expiration date in the table below in order to regain compliance.3

1 For online access to all Nasdaq Rules, please see “Nasdaq Online Resources,” included with this letter.

2 SR-NASDAQ-2020-021.

3 For additional information with respect to compliance periods please see the “Nasdaq Online Resources” on the attached page and access the link “Frequently Asked Questions” related to “continued listing.”

Mr. Aron Govil

April 21, 2020

In the event the Company does not regain compliance, the Company may be eligible for additional time. To qualify, the Company will be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, with the exception of the bid price requirement, and will need to provide written notice of its intention to cure the deficiency during the second compliance period, by effecting a reverse stock split, if necessary. If the Company meets these requirements, we will inform the Company that it has been granted an additional 180 calendar days. However, if it appears to Staff that the Company will not be able to cure the deficiency, or if the Company is otherwise not eligible, we will provide notice that its securities will be subject to delisting.4

Our Rules require that the Company promptly disclose receipt of this letter by either filing a Form 8-K, where required by SEC rules, or by issuing a press release. The announcement needs to be made no later than four business days from the date of this letter and must include the continued listing criteria that the Company does not meet, and a description of each specific basis and concern identified by Nasdaq in reaching the determination.5 The Company must also provide a copy of the announcement to Nasdaq’s MarketWatch Department at least 10 minutes prior to its public release.6 Please note that if you do not make the required announcement trading in your securities will be halted.7

The following table summarizes the critical dates and information as related to this matter.

Period below $1.00 bid price	Expiration of tolling and 180 calendar day compliance period	Public Announcement Due Date	Relevant Listing Rules
March 9 through April 20, 2020	December 28, 2020	April 27, 2020	5550(a)(2) – bid price 5810(c)(3)(A) – compliance period 5810(b) – public disclosure 5505 – Capital Market criteria

Finally, an indicator will be displayed with quotation information related to the Company’s securities on NASDAQ.com and NASDAQTrader.com and may be displayed by other third party providers of market data information. Also, a list of all non-compliant Nasdaq companies and the basis for such non-compliance is posted on our website at listingcenter.nasdaq.com. The Company will be included in this list commencing five business days from the date of this letter.

4 At that time, the Company may appeal the delisting determination to a Hearings Panel.

5 Listing Rule 5810(b). See FAQ #428 available on the Nasdaq Listing Center.

6 The notice must be submitted to Nasdaq’s MarketWatch Department through the Electronic Disclosure service available at nasdaq.net/ED/IssuerEntry.

7 Listing Rule IM-5810-1.

Mr. Aron Govil

April 21, 2020

If you have any questions, please do not hesitate to contact me at +1 301 978 8072.

Sincerely,

Rachel Scherr
Listing Analyst
Nasdaq Listing Qualifications